Exhibit 99.1
Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011
Aaron’s, Inc. Announces Share
Reclassification Proposal to Convert all
Common Shares to Voting Shares
ATLANTA, September 13, 2010 — Aaron’s, Inc. (NYSE: AAN and AAN.A), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced that its Board of Directors has approved, and is recommending to shareholders for approval, the conversion of its non-voting Common Stock into voting Class A Common Stock on a one-for-one basis. The transaction is subject to the approval of a majority of the holders of both the Company’s Common Stock and Class A Common Stock, each voting as a separate class.
Under the proposal, shares of the Company’s Common Stock, which generally do not have voting rights other than as required by law, will be converted into shares of Class A Common Stock, which currently have one vote per share, and the Class A Common Stock will be redesignated as the Company’s “Common Stock.” As a result, if the proposal passes, all shareholders of the Company would have general shareholder voting rights under the Company’s charter and bylaws and applicable law. The combined class of Common Stock is expected to trade under NYSE symbol “AAN,” the existing symbol for the Common Stock.
The proposal was evaluated and recommended by a Special Committee of the Company’s Board of Directors, working with an independent financial advisor and legal counsel. The Company expects to file a preliminary proxy statement with respect to the proposed Special Meeting of Shareholders as promptly as practicable. A complete description of the proposal will be included in the proxy statement for the special meeting, and shareholders are encouraged to read the proxy statement before making any decision with respect to the proposal. The Company will announce the time and place of the special meeting as soon as it is determined. The Company currently expects the meeting to occur in November 2010, subject to the SEC review process.

The Company expects to realize a number of benefits from the proposed reclassification, including:
•	increasing the trading volume and liquidity of its shares

•	simplifying its equity capital structure

•	broadening the appeal of its shares to a larger base of investors

•	more closely aligning the voting rights of the Company’s shareholders with their economic interests
As part of the proposal, the Company also expects to seek to amend and strengthen various shareholder protection measures included in its Bylaws.
R. Charles Loudermilk, Sr., the Company’s Founder and Chairman of the Board, has indicated that he supports the combination. Mr. Loudermilk, Sr. currently holds approximately 61.5% of the outstanding Class A Common Stock, and less than 0.05% of the outstanding Common Stock. Upon completion of the combination, it is anticipated that Mr. Loudermilk, Sr. will hold approximately 8.9% of the outstanding shares of the newly designated Common Stock.
Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s, Inc. stated, “We believe the proposal we announced today should help to strengthen Aaron’s corporate governance and simplify our capital structure, making our shares a more attractive investment. After a thorough review, analysis and discussion with the Special Committee of the Board of Directors, along with its advisors, the Board determined that the proposed reclassification plan was in the best interest of all shareholders and the Company.”
Additional Information
Shareholders are urged to read the proxy statement regarding the proposed conversion when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement (when available), as well as other filings containing information about Aaron’s, without charge, at the SEC’s internet site at www.sec.gov, and on the Investor Relations page of Aaron’s web site at www.aaronsinc.com. Copies of the proxy statement and any filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to the Corporate Secretary, Aaron’s, Inc., 309 East Paces Ferry Road, NE, Atlanta, Georgia 30305-2377, telephone (404) 231-0011.

The directors and executive officers of Aaron’s and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed conversion. Information regarding Aaron’s directors and executive officers is available in the proxy statement dated April 5, 2010 for the Annual Meeting of Shareholders held on May 4, 2010, which was filed with the SEC on April 2, 2010. Other information regarding any participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.
About Aaron’s
Aaron’s, Inc., based in Atlanta, currently has more than 1,740 Company- operated and franchised stores in 48 states and Canada. The Company’s Woodhaven Furniture Industries division manufactured approximately $72 million at cost of furniture and bedding at 11 facilities in five states in 2009. The entire production of Woodhaven is for shipment to Aaron’s stores.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Statements in this release that are “forward-looking” include without limitation any anticipated benefits to the Company or its shareholders from the proposed stock conversion.